EXHIBIT 99.3

RECONCILIATION OF ESTIMATED NON-GAAP DISTRIBUTABLE CASH FLOW TO
ESTIMATED GAAP CASH FLOWS FROM OPERATING ACTIVITIES BEFORE
THE NET EFFECT OF CHANGES IN OPERATING ACCOUNTS
(Dollars in millions)

        The following table presents a reconciliation of the median estimates of net income, distributable cash flow and cash flow from operating activities before the net effect of changes in operating accounts for the periods indicated:

	Three Months Ending Sept. 30, 2003	Three Months Ending Dec. 31, 2003	Twelve Months Ending Dec. 31, 2003
Median estimated measure of net income (GAAP-based)	$20	$45	$139
Adjustments to derive estimated distributable cash flow:
Depreciation and amortization	28	28	124
Operating leases paid by EPCO, net	2	2	9
Equity in income of unconsolidated affiliates	(3)	(4)	(8)
Distributions received from unconsolidated affiliates	5	7	33
Sustaining capital expenditures	(5)	(4)	(14)
Other	3	1

Median estimated measure of distributable cash flow (non-GAAP)	50	75	283
Reconciliation of estimated distributable cash flow to
estimated cash flow from operating activities before the net effect of changes in operating accounts:
Sustaining capital expenditures	5	4	14
Minority interest in income not included in
calculation of estimated distributable cash flow	1	1	5

Median estimated measure of cash flow from operating activities
before net effect of changes in operating accounts (GAAP-based)	$56	$80	$302

        For the three months ended September 30, 2003, we estimate that net income will range between $17 million and $23 million. As a result, we estimate the range of distributable cash flow for the third quarter will range between $47 million and $53 million. Our current estimate of the range of cash flow from operating activites before the net effect of changes in operating accounts is $53 million to $59 million.

        For the three months ended December 31, 2003, we estimate that net income will range between $40 million and $50 million. As a result, we estimate the range of distributable cash flow for the fourth quarter will range between $70 million and $80 million. Our current estimate of the range of cash flow from operating activites before the net effect of changes in operating accounts is $75 million to $85 million.

        For the twelve months ending December 31, 2003, we estimate that net income will range between $131 million and $147 million. As a result, we estimate the range of distributable cash flow for the year will range between $275 million and $291 million. Our current estimate of the range of cash flow from operating activites before the net effect of changes in operating accounts is $294 million to $310 million.